Exhibit 99.1

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Ray Chen, Vice President of Investor Relations	Athan Dounis
Tel: +86-139 2527 9478	Tel: +1-646-213-1916
E-mail: rc@cnpti.com	Email: athan.dounis@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

FOR IMMEDIATE RELEASE

China Shengda Packaging Group Inc. Announces Fourth Quarter and Fiscal Year 2010 Results

HANGZHOU, CHINA, March 28, 2011 – China Shengda Packaging Group Inc. (NASDAQ: CPGI), a leading Chinese paper packaging manufacturer, today announced its financial results for the three and twelve months ended December 31, 2010.

Full Year 2010 Highlights

  Revenue increased 37.4% to $130.1 million from $94.7 million last year
  Gross profit increased 43.5% to $36.5 million from $25.4 million last year
  Gross margin increased 120 basis points to 28.1% from 26.9% last year
  Net income attributable to common stockholders increased 59.1% to $19.3 million from $12.2 million last year
  Diluted earnings per share increased 43.2% to $0.63 from $0.44 last year
  Cash flow from operations increased 18.7% to $20.0 million from $16.8 million last year

Fourth Quarter 2010 Highlights

  Revenue increased 54.1% to $38.2 million from $24.8 million in the same period last year
  Gross profit increased 55.7% to $10.8 million from $6.9 million in the same period last year
  Gross margin increased 20 basis points to 28.1% from 27.9% in the same period last year
  Net income attributable to common stockholders increased 55.4% to $5.3 million from $3.3 million in the same period last year
  Diluted earnings per share increased 33.3% to $0.16 from $0.12 in the same period last year

“We are very pleased to announce strong sales, earnings, EPS, and operating cash flow growth in 2010,” said Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging. “We have a leading market position and strong reputation in China’s paper packaging market and were able to command higher prices for our products as well as achieve higher sales volumes in 2010. The strength of the paper packaging market in China, from which we also benefited, was driven by rising consumer purchasing power and the growth of the Chinese economy. We also increased our margin performance by passing on some of the cost increase of our raw materials to our customers, improving our equipment utilization, reducing waste and processing times, and adding higher margin packaging products to our product portfolio. The year 2010 was an important one for China Shengda Packaging as our shares began trading on The NASDAQ Global Market in December. We are proud of this accomplishment and look forward to continuing to deliver strong financial results to our shareholders in the years ahead.”

Full Year 2010 Results

Revenues were $130.1 million compared to $94.7 million in 2009, an increase of $35.4 million or 37.4% . The increase is mainly due to higher selling prices, which resulted in a $20.5 million increase in revenues. The remaining increase of $13.9 million was primarily a result of increased sales volume from strengthened demand for the Company’s products, including demand from current major customers in the food, beverage and cigarettes and home appliances and electronics sectors.

Color cartons accounted for 26.5% of revenues and flexo cartons accounted for the rest, compared to 25.9% and 74.1%, respectively, in 2009. Average per square meter prices for the color cartons and flexo cartons were approximately $0.42 and $0.36, respectively, as compared to approximately $0.38 and $0.29, respectively, for 2009.

Gross profit increased $11.1 million, or 43.5%, to $36.5 million from $25.4 million in 2009. Gross profit from flexo cartons increased by $7.9 million, or 43.5%, to approximately $25.9 million in 2010 from $18.0 million in 2009. Gross profit from color cartons increased by $3.2 million, or 43.4%, to approximately $10.6 million in 2010 from $7.4 million in 2009. Gross margin was 28.1% in 2010 compared to 26.9% in 2009. Such percentage increase was mainly the result of the increase in revenues with a proportionately smaller increase in the cost of goods sold. Cost of goods sold as a percentage of sales decreased from 73.1% in 2009 to 71.9% in 2010 as a result of the Company being able to partially pass on the cost increase of raw materials to its customers and its improved production process and equipment, which resulted in more efficient equipment utilization, reduced waste and reduced processing time. The increase in gross margin was also partially due to the addition of higher margin packaging products, including waterproof and extra heavy-duty packaging, to the Company’s product offering.

Selling expenses decreased $2.8 million, or 39.6%, to $4.2 million in 2010, from $7.0 million in 2009. As a percentage of revenues, selling expenses in 2010 decreased to 3.2% from 7.4% for 2009. The decrease was primarily due to a $1.4 million decrease in freight costs from $4.4 million in 2009 to $3.0 million in 2010. The Company engaged a logistics consultant at the end of 2009 to better arrange its freight schedule and logistics policies. Also contributing to the decrease in selling expenses was a $1.0 million decrease in traveling and advertising expenses, from $1.6 million in 2009 to $0.6 million in 2010. In 2009, the Company incurred higher selling expenses because the Company devoted more resources to develop, expand and explore the market in light of the unfavorable economic conditions in 2009. To date, the Company has not spent significant amounts on advertising as it mainly relies on long-term relationships with existing customers and the reputation as a quality packaging solutions provider in the Yangtze River Delta to attract new customers.

General and administrative expenses increased $4.6 million, or 111.0%, to $8.8 million from $4.2 million in 2009. The increase was mainly attributable to business expansion and the improving business performance over the period, more R&D expenses and bonuses paid in 2010. Furthermore, the total expenses included a one-off cash incentive package to all the employees with an amount of approximately $1.0 million upon the successful listing on NASDAQ market. The Company had over 1,500 employees as of December 31, 2010, so the average package per person accounted for approximately $650. The total amount of salary, traveling, office, and depreciation expenses increased to $3.1 million in 2010 from $1.4 million in 2009, and R&D expenses increased by $2.2 million. R&D expenses increased to $2.6 million in 2010 from $0.4 million in 2009. As a percentage of revenues, general and administrative expenses in 2010 increased to 6.6%, as compared to 4.4% for 2009.

Interest expenses decreased $0.3 million, or 37.6%, to $0.5 million during 2010 from $0.9 million in 2009. As a percentage of revenues, interest expense in 2010 decreased to 0.4%, as compared to 0.9% for 2009. The decrease is mainly attributable to a lower short-term loan balance in 2010 as compared to 2009.

Income tax expense increased to $3.9 million from $1.7 million in 2009. The increase in income tax expense was mainly attributable to the expiration of the tax holiday for Great Shengda in 2010 and the increase of income before income tax expense in 2010 as compared to 2009.

In December 2010, the Company’s wholly-owned subsidiary Zhejiang Great Shengda Packaging Co., Ltd. received approval from the local tax authorities of its National High-Tech Enterprise status and, as a result, is entitled to a preferential tax rate of 15% effective retroactively as of January 1, 2010, instead of the statutory income tax rate of 25%.

Net income attributable to the common stockholders increased $7.1 million, or 59.1%, to $19.3 million, or $0.63 per fully diluted share, in 2010 from $12.2 million, or $0.44 per fully diluted share, in 2009 as a result of the above factors.

Fourth Quarter 2010 Results

Revenues were $38.2 million compared to $24.8 million in the fourth quarter of 2009, an increase of $13.4 million or 54.1% . The increase is mainly due to higher selling prices, which resulted in a $4.2 million increase in revenues. The remaining increase of $9.2 million was primarily a result of increased sales volume from strengthened demand for the Company’s products, including demand from current major customers in the food, beverage and cigarettes and home appliances and electronics sectors.

Gross profit increased $3.9 million, or 55.7%, to $10.8 million from $6.9 million in the fourth quarter of 2009. It was the result of the increase in revenues with a proportionately smaller increase in the cost of goods sold, which mainly was attributed to the Company being able to partially pass on the cost increase of raw materials to its customers and its improved production process and equipment, which resulted in more efficient equipment utilization, reduced waste and reduced processing time. The increase in gross margin was also partially due to the addition of higher margin packaging products, including waterproof and extra heavy-duty packaging, to the Company’s product offering.

Selling expenses decreased $0.8 million, or 45.1%, to $1.0 million in the fourth quarter of 2010, from $1.8 million in the same period of 2009. As a percentage of revenues, selling expenses in the fourth quarter of 2010 decreased to 2.7% from 7.6% for the same period of 2009. In the fourth quarter of 2009, the Company incurred higher selling expenses because the Company devoted more resources to develop, expand and explore the market in light of the unfavorable economic conditions in fourth quarter of 2009. To date, the Company has not spent significant amounts on advertising as it mainly relies on long-term relationships with existing customers and the reputation as a quality packaging solutions provider in the Yangtze River Delta to attract new customers. The decrease was primarily due to a decrease in traveling and advertising expenses, and a decrease in freight costs.

General and administrative expenses increased $3.9 million, or 355.9%, to $5.0 million from $1.1 million in fourth quarter of 2009. The increase was mainly attributable to business expansion and the improving business performance over the period, more R&D expenses and bonuses paid in same period of 2010. Furthermore, the aforementioned one-off cash incentive package of $1.0 million was also included in the total expenses. The R&D expenses increased to $2.3 million in fourth quarter of 2010 from zero in the same period of 2009. As a percentage of revenues, general and administrative expenses in the fourth quarter of 2010 increased to 13.0%, as compared to 4.4% for the same period of 2009.

Interest expenses decreased $0.1 million, or 56.9%, to $0.1 million during the fourth quarter of 2010 from $0.2 million in the same period of 2009. As a percentage of revenues, interest expense in the fourth quarter of 2010 decreased to 0.3%, as compared to 1.0% for the same period of 2009. The decrease is mainly attributable to a lower short-term loan balance in the fourth quarter 2010 as compared to the same period of 2009.

Net income attributable to the common stockholders increased $1.3 million, or 42.3%, to $4.3 million, or $0.15 per fully diluted share, in the fourth quarter of 2010 from $3.0 million, or $0.12 per fully diluted share, in the same period of 2009 as a result of the above factors.

Financial Condition

As of December 31, 2010, China Shengda Packaging had $35.6 million in cash and cash equivalents compared to $12.7 million at year-end 2009, and $40.7 million in working capital compared to $14.2 million at year-end 2009. Accounts receivable were $31.4 million as of December 31, 2010 compared with $18.6 million as of year-end 2009 and days sales outstanding were 70 for 2010 compared with 71 for 2009. Shareholders' equity stood at $86.1 million, compared with $34.1 million as of December 31, 2009. The Company generated $20.0 million in cash from operating activities in 2010, compared with $16.8 million in 2009.

Recent Developments

  In March 2011, the Company announced its plan to build a paper manufacturing plant in Yancheng City, Jiangsu Province.
  In December 2010, the Company raised $28.9 million in an underwritten public offering of 8,000,000 shares.
  In December 2010, the Company's shares began trading on The Nasdaq Global Market under the symbol "CPGI."

Business Outlook

Mr. Teng concluded, “We believe we are well positioned to benefit from a number of favorable trends in our market. China’s packaging market is the second largest in the world only after the U.S. Despite China’s huge packaging market, per capita paper packaging consumption in China is only a fraction of that in the United States, Japan, and Europe. This suggests a large market potential for paper packaging in China. With environmental concerns becoming an increasingly important topic around the world, packaging materials are expected to be energy saving, toxic-free, reusable, degradable and multi-functional. Government mandates as well as consumer preferences make paper a more environmentally-friendly substitute for metal, plastic or glass as a packaging material. All of the foregoing translates into significant growth potential for the corrugated paper packaging industry in the China. Furthermore, as the standard of living rises, consumers are becoming more discerning about product image and presentation. This increased consumer sophistication translates into growing demand for high-quality and aesthetically pleasing packaging. We are well positioned to take advantage of these market trends as we expand our capacity for color-printed cartons.”

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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